Exhibit 10.1

CONTRACT

Customer: Silvergraph International, Inc.

Date: January 22, 2007

Term of Contract:  One Year

Contract Start Date: February 1, 2007

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The undersigned ("the Customer"), hereby contracts with RJ Falkner & Company, Inc., for a period of at least one year, for the provision of consulting services to include the following:

(1) The preparation and publication of two 8-12 page “Research Profile" reports on Silvergraph International, Inc. during the first twelve months of this contract;

(2) Distribution of such reports to over 10,000 investment professionals, including brokers, money managers, mutual funds, analysts, investment newsletter editors and individual investors, along with the exposure of such reports to “online” investors on the Internet via the RJ Falkner & Company, Inc. website (www.rjfalkner.com);

(3) Pro-active follow-up with investment professionals and investors, on a continuing basis, by R. Jerry Falkner, CFA, and other members of the research staff of RJ Falkner & Company, Inc., in order to broaden the exposure of, and raise the level of interest in, Silvergraph International, Inc. within the investment community;

(4) Assistance in the editing of news releases, quarterly reports, and other shareholder communiqués published by Silvergraph International, Inc.;

(5)  The handling, upon request, of all logistics involving the release of news to the financial media and investment community, including “blast email” exposure to brokers and money managers;

(6)  Interfacing, upon request, with Nasdaq (recommended for OTCBB companies, as well) to assure that news releases are distributed in accordance with appropriate regulations, and that Nasdaq Stockwatch is notified in advance of pending releases;

(7)  The arrangement and handling of all logistics regarding management conference calls with the investment community, following the release of quarterly earnings;

(8)  Response to inquiries from brokers, money managers and individual investors, in order to reduce the amount of time that Silvergraph International, Inc. management must spend in this area.  This will allow management to focus upon operations and the pursuit of strategic objectives beneficial to the enhancement of shareholder values; and

(9) Access to detailed information on institutional holdings of SVGI shares, as frequently as necessary, via our software agreement with Zack’s Research, an online provider of shareholder targeting services.

A cash retainer fee for these services will be payable monthly, in advance, at a rate of $3,000 per month.  In addition to such monthly retainer, the customer will be invoiced for reimbursement of expenses directly incurred in the provision of these services on a monthly basis.  Such expenses will primarily involve publishing, printing, postage and other out-of-pocket costs related to the distribution of "Research Profile" reports and shareholder communiqués; telephone calls placed on the customer's behalf; and travel expenses required to visit the customer and/or for trips to visit brokerage firms/investor groups/institutions on behalf of the customer (such trip expenses are pro-rated among several customers).  Documentation of these expenses will be provided on each monthly invoice, and the customer agrees to reimburse RJ Falkner & Company, Inc. for such expenses within 30 days following receipt of such invoices.   Reimbursable expenses will not exceed $500 per month, without prior authorization by customer.

In addition to the above-described cash compensation, Silvergraph International, Inc. shall issue to R. Jerry Falkner, as an individual, 18,750 shares of SVGI common stock (Rule 144 restricted) on each of the following dates:  February 1, 2007; May 1, 2007; August 1, 2007; and November 1, 2007.  Ownership of such shares shall vest in Mr. Falkner as of the respective issuance dates and share amounts stipulated in this paragraph, and Mr. Falkner’s ownership rights will not be reduced, diminished or eliminated in any manner as a result of Customer’s decision to termination the services of RJ Falkner & Company, Inc.

The Customer may elect to halt the issuance of future stock grants at any time after February 2, 2007 by agreeing to increase the advance monthly cash retainer fee payable to RJ Falkner & Company, Inc. to $5,000 for the remaining period of the contract.

The Company shall also issue to Mr. Falkner, as an individual, a ten-year stock option to purchase 100,000 shares of SVGI common stock at an exercise price that is equivalent to the “last trade” price of SVGI common stock on the date prior to the date when this contract is signed. The stock option shall fully vest and become immediately exercisable on February 1, 2007, and the stock option agreement shall be issued and delivered to Mr. Falkner no later than February 28, 2007.

Customer agrees to register with the SEC any and all shares issued to Mr. Falkner in accordance with this contract, along with any and all shares underlying any stock options issued to Mr. Falkner, whenever any other shares are registered with the SEC, or within 24 months after the “start date” of this contract, whichever occurs first.  If the shares underlying the stock option are not registered within 24 months of the stock option issuance, the Company will make available to Mr. Falkner a “cashless exercise” of the stock option.

This contract may be canceled by the Customer upon written notice to be received by RJ Falkner & Company within a ten-day period ending August 1, 2007.  If RJ Falkner & Company, Inc. is not notified of Customer’s intent to terminate the services of RJ Falkner & Company, Inc. within such ten-day period ending August 1, 2007, this contract will remain in effect until February 1, 2008.  If RJ Falkner & Company, Inc. is not notified by Customer of its intent to terminate the services prior to February 1, 2008, consulting services will continue to be provided to the Customer thereafter on a month-to-month basis, and either party may cancel the services of RJ Falkner & Company, Inc. upon 60 days’ written notice.

If Customer does elects to terminate the services of  RJ Falkner & Company, Inc. prior to August 1, 2007, Customer hereby agrees to pay RJ Falkner & Company, Inc. all advance retainer fees through August 1, 2007, plus any unreimbursed expenses incurred on behalf of Customer prior to the notice of termination.  If Customer elects to terminate the services of RJ Falkner & Company, Inc. after August 1, 2007 but prior to February 1, 2008, Customer hereby agrees to pay RJ Falkner & Company, Inc. all advance retainer fees through February 1, 2008, plus any unreimbursed expenses incurred on behalf of Customer prior to the notice of termination.  If Customer chooses to terminate the services of RJ Falkner & Company, Inc. at any time after February 1, 2007, Mr. Falkner’s rights under the terms of his ten-year stock option will not be reduced, diminished or eliminated in any manner as a result of such termination of services.

This contract shall be governed in accordance with the laws of the State of Texas. This contract cannot be assigned without the agreement of both parties.

Signed:

/s/ James Simpson

James Simpson

Chief Executive Officer

Silvergraph International, Inc.

/s/ Jerry Falkner

R. Jerry Falkner, CFA

President

RJ Falkner & Company, Inc.

Date:     January 22, 2007

Note:  Please retain one original copy of this contract for your records, and return one original copy to RJ Falkner & Company, Inc.

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